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                                                                      EXHIBIT 21



                 AMERICAN HERITAGE LIFE INVESTMENT CORPORATION
                   SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT


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Subsidiary                                                     State of Incorporation
----------                                                     ----------------------
1.   American Heritage Life Insurance Company                         Florida
2.   American Heritage Life Insurance Company of Texas                Texas
3.   Florida Associated Services, Inc.                                Florida
4.   American Heritage Service Company                                Florida
5.   Amherst Investment Company                                       Florida
6.   Colonial Reinsurance, Ltd.                                       British Virgin Islands
7.   ERJ Insurance Group, Inc.                                        Florida
subsidiaries of (1):
8.   Associated Insurance Services, Inc.                              Georgia
9.   First Colonial Insurance Company                                 Florida
10.  Fidelity International Company, Ltd.                             Bahamas
11.  St. Johns Bluff Timber Company                                   Florida
12.  AHL Select HMO, Inc.                                             Florida
13.  Columbia Universal Corporation                                   Nevada
14.  Concord General Life Insurance Company                           New Hampshire
subsidiary of (3):
15.  Realty Advisors Corporation                                      Florida
subsidiary of (3):
16.  Fidelity International Insurance Company, Ltd.                   Bahamas
subsidiaries of (13):
17.  Columbia Universal Life Insurance Company                        Texas
18.  Columbia Universal Financial Corporation                         Delaware
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